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                                                                     EXHIBIT 8.2


                                 March 24, 2000


Independent Energy Holdings PLC
Radcliffe House
Blenheim Court
Solihull, West Midlands B91 2AA
United Kingdom

Dear Sirs:

        We are acting as United States counsel to Independent Energy Holdings PLC (the "Company") and the selling shareholders in connection with the Registration Statement on Form F-3 (the "Registration Statement") filed with the United States Securities and Exchange Commission by the Company for the purpose of registering under the United States Securities Act of 1933, as amended (the "Act"), certain of the Company's Ordinary Shares, nominal value 1p per share, in connection with an offering by the Company of American Depositary Shares.

        We hereby confirm, in all material respects, our advice with respect to United States federal tax laws contained in the Prospectus included in the Registration Statement under the caption "Taxation."

        We hereby consent to the use of our name under the caption "Taxation" and "Legal Matters" in the Prospectus included in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this letter. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

                                Very truly yours,



                                 /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
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                                AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.